[LETTERHEAD OF SNELL & WILMER L.L.P.]

                                  March 7, 2000

GUM TECH INTERNATIONAL, INC.
246 East Watkins Street
Phoenix, Arizona 85004

     Re: Issuance of Common Stock

Gentlemen:

     We have acted as counsel to Gum Tech International, Inc., a Utah corporation (the "Company"), in connection with its Registration Statement on Form S-3 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "1933 Act"), relating to the registration of up to 190,000 shares of the Company's common stock, without par value, for resale by Robert S. Davidson, Charles B. Hensley, Lawrence S. Kaye, and Henry M. Landau which may be acquired pursuant to the exercise of options dated January 27, 1999, as well as up to 50,000 shares of the Company's common stock, without par value, for resale by Dale G. Brown, Ira D. Hill, Eugene P. Kamper, Peter P. Walters, and Robert White, which may be acquired pursuant to the exercise of options dated June 13, 1998 and June 14, 1999 (collectively, these 240,000 shares of the Company's Common Stock are referred to hereinafter as the "Shares").

     In rendering the opinions set forth herein, we have limited our factual inquiry to (i) reliance on a certificate of the Secretary of the Company, (ii) reliance on the facts and representations contained in the Registration Statement, including without limitation those relating to the number of the Company's common shares, without par value, which are authorized, issued, or reserved for issuance upon conversion or exercise of preferred shares, warrants and options, and (iii) such documents, corporate records and other instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below, including without limitation a certificate issued by the Utah Division of Corporations and Commercial Code dated May 10, 1999, attesting to the corporate existence of the Company in the State of Utah, and telephonic verification with such Division of Corporations and Commercial Code with respect to the Company's continued valid existence as of the date hereof.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. In rendering the opinion expressed below, we have assumed that the Shares (i) will conform in all material respects to the description thereof set forth in the Registration Statement, (ii) were issued and delivered in accordance with the terms of the Agreement, and (iii) were issued pursuant to an exemption from the registration requirements of the 1933 Act pursuant to Section 4(2) of the 1933 Act.

Gum Tech International, Inc.
March 7, 2000
Page 2


     Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that the Shares will be, when sold, legally issued, fully paid and nonassessable.

     The foregoing opinion is limited to the current laws of the State of Utah (without giving effect to any conflict of law principles thereof), and we have not considered, and express no opinion on, the laws of any other jurisdiction. This opinion is based on the laws in effect and facts in existence on the date of this letter, and we assume no obligation to revise or supplement this letter should the law or facts, or both, change.


                                Very truly yours,

                                SNELL & WILMER L.L.P.